CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMMVAULT SYSTEMS, INC.
July 24, 2017
    __________________________________________________________________
CommVault Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as follows:
FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation.
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended so that Article I thereof shall read in its entirety as follows:
“The name of the Corporation is Commvault Systems, Inc.”
SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.
COMMVAULT SYSTEMS, INC.

By: /s/ Warren H. Mondschein
Name: Warren H. Mondschein
                     Title: VP, General Counsel and Secretary